UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event Reported): September 15, 2015

CHINA SHENGDA PACKAGING GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-148232	26-1559574
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 2 Beitang Road
Xiaoshan Economic and Technological Development Zone
Hangzhou, Zhejiang Province 311215
People's Republic of China
(Address of principal executive offices)

(86) 571-82838805
(Registrant's telephone number, including area code)

_______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

INTRODUCTORY NOTE

China Shengda Packaging Group Inc., a Nevada corporation (the “Company”), announced that on September 15, 2015 it was informed by Mr. Nengbin Fang, its Chairman, Mr. Wuxiao Fang, Ms. Congyi Fang, its director, Mr. Yueming Qi, Mr. Baishun Shen, Mr. Guofang Wang, Mr. Zumao Shi, Ms. Lanfang Zhang, Bigtree Capital Limited, Mr. Zhanggen Xu, Mr. Jinfa Ye, Mr. Huohong Wang, Mr. Daliang Teng, its Chief Executive Officer, Ms. Haihua Yu, Envision Capital Partners, L.P., CSV China Opportunities Fund, L.P., Ray Shi China Small Mid Cap Select Fund, LB Holdings II, LLC and Newberg Road Partners, L.P., representing certain other shareholders (collectively, the “Contributing Stockholders”) that, pursuant to a contribution and subscription agreement (the “Contribution Agreement”), dated as of May 21, 2015, by and among the Contributing Stockholders, Yida International Holdings Limited, a British Virgin Islands company (“Parent”), Yida International Acquisition Limited, a newly formed Nevada company and wholly owned subsidiary of Parent (“Merger Sub”), and Eastlake Capital Limited, a British Virgin Islands company wholly-owned by Mr. Nengbin Fang (“Chairman SPV”), (i) the Contributing Stockholders contributed all of their shares of common stock of the Company, par value $0.001 per share (the “Shares”) to Parent, which represent approximately 90.8% of the total issued and outstanding shares of the Company, and (ii) Parent contributed the Shares to Merger Sub.

As a result of these transactions, Merger Sub acquired approximately 90.8% of the total issued and outstanding shares of common stock of the Company. On September 15, 2015, the Company and Merger Sub filed the Articles of Merger with the Secretary of State of the State of Nevada, pursuant to which the “short-form” merger between the Company and Merger Sub (the “Merger”) became effective on September 15, 2015. As a result of the Merger, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation in the Merger pursuant to Chapter 92A.180 of the Nevada Revised Statutes and a wholly owned subsidiary of Parent.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The Information in Item 5.01 below is incorporated herein by reference.

ITEM 3.01. NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On September 15, 2015, in connection with the completion of the Merger, the Company notified the NASDAQ Stock Market LLC (the “NASDAQ”) of its intent to remove its common stock, par value US$0.001, from listing on the NASDAQ Capital Market and requested the NASDAQ to file a delisting application on Form 25 with the Securities and Exchange Commission (the “SEC”) to delist and deregister its common stock. The Form 25 was filed with the SEC by the NASDAQ on September 15, 2015. The Company expects to file with the SEC a certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or about September 25, 2015, requesting the deregistration of the Company common stock and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

ITEM 3.03. MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

As of the effective time of the Merger (the “Effective Time”), each share issued and outstanding immediately prior to the effective time (other than the shares owned by Parent, Merger Sub and the Contributing Stockholders and the shares held in treasury) will be automatically cancelled and converted into the right of its holder to receive $7.25 in cash, without interest. In addition, within 45 days after the Merger, each of Envision Capital Partners, L.P., CSV China Opportunities Fund, L.P., Ray Shi China Small Mid Cap Select Fund, LB Holdings II, LLC and Newberg Road Partners, L.P. (each, an “Other Contributing Stockholder” and collectively, the “Other Contributing Stockholders”) will have the right (the “Put Right”) to require Chairman SPV to purchase all but not less than all of the ordinary shares of Parent owned by such Other Contributing Stockholder at a price of $7.25 per share. The Other Contributing Stockholders are granted the Put Rights instead of simply being paid for their shares of the Company together with the other unaffiliated stockholders of the Company at a price of $7.25 per share.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT.

On September 15, 2015, as a result of the Merger, the Company becomes a wholly owned subsidiary of Parent.

The aggregate consideration to be paid in connection with the Merger is US$11,693,452.50, including (i) payments in a total amount of US$5,192,181.75 as the consideration to the stockholders of the Company other than holders of the Shares and (ii) payments in a total amount of US$6,501,270.75 to the Other Contributing Stockholders to acquire their ordinary shares of Parent if all of them decide to exercise their Put Rights. The consideration is funded through the proceeds from the loan in an amount of US$14,000,000 pursuant to the facility agreement, dated as of May 21, 2015, by and between Chairman SPV and Primelink Investment Limited, a Cayman Islands company.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY AGREEMENTS OF CERTAIN OFFICERS.

Effective as of September 15, 2015, Mr. Daliang Teng resigned as Chief Executive Officer, Mr. Ken He resigned as Chief Financial Officer, Ms. Congyi Fang, Mr. Yaoquan Zhang, Mr. Zhen Yuan and Ms. Angel Yanki Wong resigned as members of the board of directors of the Company.

As of the Effective Time, Mr. Nengbin Fang is the sole member of the board of directors of the Company.

ITEM 8.01. OTHER EVENTS

On September 15, 2015, the Company issued a press release relating to the announcement of the closing of the going private transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit	Description

99.1	Press release, dated September 15, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Shengda Packaging Group Inc.

Date: September 15, 2015

/s/ Daliang Teng
Name: Daliang Teng
Title: Chief Executive Officer